Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RC2 Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RC2 Corporation (the Company) of our reports dated March 3, 2009, with respect to the consolidated balance sheets of RC2 Corporation and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of RC2 Corporation.

As described in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109," effective January 1, 2007.

/s/ KPMG LLP
March 6, 2009
Chicago, Illinois